Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in PRIMEDIA Inc.’s Registration Statement No. 333-52280, No. 333-88240, No. 333-64748 and No. 333-97395 on Form S-8, and Registration Statement No. 333-113741 on Form S-3 of our report dated March 25, 2005, appearing in this Annual Report on Form 11-K of the PRIMEDIA Employee Stock Purchase Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

New York, NY
March 25, 2005